Policies with Respect to Security Investments

Short-Term Bond Fund

On July 7, 2005, Homestead Funds sent proxy materials to all Short-Term Bond Fund shareholders, as of the close of business on June 1, 2005. The proxy requested the change of an investment restriction which prohibited the Short-Term Bond Fund from investing more than five percent of its total assets in the securities of any issuer at the time of purchase. The proposed restriction stated that the Short-Term Bond Fund may not invest more than five percent of its total assets in the securities of any issuer at the time of purchase, except that the restriction shall not apply to securities issued or guaranteed by the U.S. Government, its agencies or instrumentalities.

A special meeting of shareholders was held on November 1, 2005 for the purpose of tabulating and announcing the results of the proxy vote. The amendment to the fundamental investment restriction of the Short-Term Bond Fund was approved, receiving 20,820,140.1880 for, 59,517.0650 against, and 926,837.9450 abstained.